Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

LAUNCHES PRODUCTION OF THE NEW AMERICANS

New Digital Series for 2017 Highlights Immigrant Contribution to American Society

To Debut on Proprietary APlus.com Distribution Channel

COS COB, CT – OCTOBER 11, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”) (Nasdaq: CSSE), a fast-growing provider of positive and entertaining video content, today announced that is has begun production on The New Americans, a new digital series for 2017.

The New Americans tells stories highlighting the positive contribution of immigrants to the United States. The series, comprised of 15 short-form videos, will be available in 2017 on APlus.com. It will also be featured as APlus Heroes within episodes of the company’s popular Chicken Soup for the Soul’s Hidden Heroes television series.

“Our proprietary online distribution channel, APlus.com, generates over 750 million content views per month,” stated William J. Rouhana, Jr, chairman and chief executive officer. “We are excited to use our extensive distribution to spread these compelling stories to such a wide audience.”

“The New Americans is a great example of our unique ability to maximize value for our sponsors by distributing our content across multiple platforms,” said Scott W. Seaton, vice chairman and chief strategy officer. “Such distribution enables us to attract sponsors for our series driving revenue and profit growth, as well as building the value of our content library.”

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

MEDIA CONTACT

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR RELATIONS

Sanjay M. Hurry/Jody Burfening

LHA Investor Relations

CSSEnt@lhai.com

(212) 838-3777